                                              ML GLOBAL HORIZONS L.P.
                                              (A DELAWARE LIMITED PARTNERSHIP)


                                              Financial Statements for the years
                                              ended December 31, 2001, 2000 and
                                              1999 And Independent Auditors'
                                              Report

[MERRILL LYNCH LOGO]

     ML GLOBAL HORIZONS L.P.
     (A DELAWARE LIMITED PARTNERSHIP)


TABLE OF CONTENTS

                                                                                                  PAGE
                                                                                                  ----
INDEPENDENT AUDITORS' REPORT                                                                        1

FINANCIAL STATEMENTS:

  Statements of Financial Condition as of December 31, 2001 and 2000                                2

  Statements of Income for the years ended December 31, 2001, 2000 and 1999                         3

  Statements of Changes in Partners' Capital for the years ended December 31, 2001, 2000
  and 1999                                                                                          4

  Financial Data Highlights for the year ended December 31, 2001                                    5

  Notes to Financial Statements                                                                  6-10

     INDEPENDENT AUDITORS' REPORT

     To the Partners of
      ML Global Horizons L.P.:

     We have audited the accompanying statements of financial condition of ML Global Horizons L.P. (the "Partnership") as of December 31, 2001 and 2000 and the related statements of income and of changes in partners' capital for each of the three years in the period ended December 31, 2001, and the financial data highlights for the year ended December 31, 2001. These financial statements and financial data highlights are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements and financial data highlights present fairly, in all material respects, the financial position of ML Global Horizons L.P. as of December 31, 2001 and 2000, and the results of its operations and changes in its partners' capital and the financial data highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America.


     DELOITTE & TOUCHE LLP


     New York, New York
     February 5, 2002

     ML GLOBAL HORIZONS L.P.
     (A DELAWARE LIMITED PARTNERSHIP)
     --------------------------------

     STATEMENTS OF FINANCIAL CONDITION
     DECEMBER 31, 2001 AND 2000
     ---------------------------------------------------------------------------

                                                                2001             2000
                                                           -------------     -------------
ASSETS
Equity in commodity futures trading accounts:
    Cash and option premiums                               $  51,806,183     $  57,347,041
    Net unrealized profit on open contracts (Note 2)           1,523,577         5,045,369
Accrued interest (Note 3)                                         79,104           300,644
                                                           -------------     -------------

                TOTAL                                      $  53,408,864     $  62,693,054
                                                           =============     =============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
    Brokerage commissions payable (Note 3)                 $     322,724     $     378,771
    Profit Shares payable (Note 4)                               595,428           716,037
    Administrative fees payable (Note 3)                          11,128            13,061
    Redemptions payable                                          706,124         1,304,385
                                                           -------------     -------------

            Total liabilities                                  1,635,404         2,412,254
                                                           -------------     -------------

PARTNERS' CAPITAL:
    General Partner (3,025 Units and 3,722 Units)                562,414           666,597
    Limited Partners (275,443 Units and 332,856 Units)        51,211,046        59,614,203
                                                           -------------     -------------

            Total partners' capital                           51,773,460        60,280,800
                                                           -------------     -------------

                TOTAL                                      $  53,408,864     $  62,693,054
                                                           =============     =============

NET ASSET VALUE PER UNIT
   (Based on 278,468 and 336,578 Units outstanding)        $      185.92     $      179.10
                                                           =============     =============

     See notes to financial statements.

     ML GLOBAL HORIZONS L.P.
     (A DELAWARE LIMITED PARTNERSHIP)
     --------------------------------

     STATEMENTS OF INCOME
     FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
     ---------------------------------------------------------------------------

                                                            2001              2000             1999
                                                        ------------      ------------     ------------
REVENUES:

Trading profit (loss):
    Realized                                            $  9,573,592      $  1,325,278     $  8,710,125
    Change in unrealized                                  (3,522,456)        4,703,837       (3,604,366)
                                                        ------------      ------------     ------------

        Total trading results                              6,051,136         6,029,115        5,105,759

    Interest income (Note 3)                               1,987,808         3,939,708        4,451,948
                                                        ------------      ------------     ------------

        Total revenues                                     8,038,944         9,968,823        9,557,707
                                                        ------------      ------------     ------------

EXPENSES

Brokerage commissions (Note 3)                             4,136,863         4,862,392        6,790,464
Profit Shares (Note 4)                                     1,511,234           837,948          670,277
Administrative fees (Note 3)                                 142,650           167,669          234,154
Incentive Override (Note 3)                                   10,771              --              5,555
                                                        ------------      ------------     ------------

        Total expenses                                     5,801,518         5,868,009        7,700,450
                                                        ------------      ------------     ------------

NET INCOME                                              $  2,237,426      $  4,100,814     $  1,857,257
                                                        ============      ============     ============

NET INCOME PER UNIT:

    Weighted average number of General Partner
     and Limited Partner Units outstanding (Note 5)          303,192           401,672          557,682
                                                        ============      ============     ============

     Net income per weighted average General
       Partner and Limited Partner Unit                 $       7.38      $      10.21     $       3.33
                                                        ============      ============     ============

     See notes to financial statements.

     ML GLOBAL HORIZONS L.P.
     (A DELAWARE LIMITED PARTNERSHIP)
     --------------------------------

     STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
     FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
     ---------------------------------------------------------------------------

                                        GENERAL         LIMITED
                          UNITS         PARTNER         PARTNERS            TOTAL
                     -------------   -------------   -------------   -------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1998        639,056   $   1,356,079   $ 103,079,532   $ 104,435,611

Subscriptions                  598          96,663            --            96,663

Net income                    --            28,795       1,828,462       1,857,257

Redemptions               (164,467)           --       (27,252,354)    (27,252,354)
                     -------------   -------------   -------------   -------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1999        475,187       1,481,537      77,655,640      79,137,177

Net income                    --            58,080       4,042,734       4,100,814

Redemptions               (138,609)       (873,020)    (22,084,171)    (22,957,191)
                     -------------   -------------   -------------   -------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2000        336,578         666,597      59,614,203      60,280,800

Net income                    --            34,583       2,202,843       2,237,426

Redemptions                (58,110)       (138,766)    (10,606,000)    (10,744,766)
                     -------------   -------------   -------------   -------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2001        278,468   $     562,414   $  51,211,046   $  51,773,460
                     =============   =============   =============   =============

     See notes to financial statements.

     ML GLOBAL HORIZONS L.P.
     (A DELAWARE LIMITED PARTNERSHIP)
     --------------------------------

     FINANCIAL DATA HIGHLIGHTS
     FOR THE YEAR ENDED DECEMBER 31, 2001
     ---------------------------------------------------------------------------
     The following per unit data and ratios have been derived from information provided in the financial statements.

                                                          2001
                                                       -----------
Increase (Decrease) in Net Asset Value

PER UNIT OPERATING PERFORMANCE:

Net asset value, beginning of year                     $   179.10

Realized trading profit (loss)                              30.46
Change in unrealized                                       (11.23)
Interest income                                              6.46
Expenses                                                   (18.87)
                                                       -----------

Net asset value, end of year                           $   185.92
                                                       ===========

Total investment return, compounded monthly                  3.81%
                                                       ===========

RATIOS TO AVERAGE NET ASSETS:

Expenses                                                    10.37%
                                                       ===========

Net income                                                   3.99%
                                                       ===========

     See notes to financial statements.

     ML GLOBAL HORIZONS L.P.
     (A DELAWARE LIMITED PARTNERSHIP)
     --------------------------------

     NOTES TO FINANCIAL STATEMENTS
     ---------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     ML Global Horizons L.P. (the "Partnership") was organized as an open-end fund under the Delaware Revised Uniform Limited Partnership Act on May 11, 1993 and commenced trading activities on January 4, 1994. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. When available for investment, the Partnership issues units of limited partnership interest ("Units") at Net Asset Value as of the beginning of each month. MLIM Alternative Strategies LLC ("MLIM AS LLC"), formerly Merrill Lynch Investment Partners Inc. ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP ("MLIM") which, in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), the successor to Merrill Lynch Futures Inc. ("MLF") by merger, is the Partnership's commodity broker. MLIM AS LLC has agreed to maintain a general partner's interest of at least 1% of the total capital in the Partnership. MLIM AS LLC and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

     Effective May 31, 2001, MLIP converted to a Delaware limited liability company and changed its name. Effective August 14, 2001, Merrill Lynch Group, Inc. contributed all of the issued and outstanding shares of MLIM AS LLC to its affiliate MLIM in a tax-free reorganization. All of the officers of MLIP at the time continued with their former roles with MLIM AS LLC. The changes had no impact on the Partnership's investors. Effective November 2, 2001, MLF merged into its affiliate, MLPF&S, a wholly-owned subsidiary of Merrill Lynch. MLPF&S became the successor party to the agreements between MLF and the Partnership. The terms of the agreements remained unchanged and the merger had no effect on the terms on which the Partnership's transactions were executed.

     MLIM AS LLC selects independent advisors (the "Advisors") to manage the Partnership's assets, and allocates and reallocates the Partnership's assets among existing, replacement and additional Advisors.

     ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Commodity futures, options on futures and forward contract transactions are recorded on trade date and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Income.

     FOREIGN CURRENCY TRANSACTIONS

     The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

     OPERATING EXPENSES AND SELLING COMMISSIONS

     MLIM AS LLC pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership, including the costs if any, of the ongoing offering of the Units. MLIM AS LLC receives an administrative fee as well as a portion of the brokerage commissions paid to MLPF&S by the Partnership (see Note 3).

     No selling commissions have been or are paid directly by Limited Partners. All selling commissions are paid by MLIM AS LLC.

     INCOME TAXES

     No provision for income taxes has been made in these financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

     DISTRIBUTIONS

     The Limited Partners are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions have been declared for the years ended December 31, 2001, 2000 or 1999.

     REDEMPTIONS

     A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice. Units redeemed on or prior to the end of the twelfth full month after issuance are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption. If an investor acquires Units at more than one time, such Units are treated on a "first-in, first-out" basis for purposes of determining whether redemption charges are applicable. Redemption charges are subtracted from redemption proceeds and paid to MLIM AS LLC.

     DISSOLUTION OF THE PARTNERSHIP

     The Partnership will terminate on December 31, 2023 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.   CONDENSED SCHEDULE OF INVESTMENTS

     In March 2001, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued Statement of Position ("SOP") 01-1, "Amendment to Scope of Statement of Position 95-2, Financial Reporting by Nonpublic Investment Partnerships, to Include Commodity Pools" effective for fiscal years ending after December 15, 2001. Accordingly, commodity pools are now required to include a condensed schedule of investments identifying those investments, which constitute more than 5% of net assets, taking long and short positions into account separately.

     The Partnership's investments, defined as Net unrealized profit on open contracts on the Statement of Financial Condition, as of December 31, 2001 is as follows.

                                        LONG POSITIONS           SHORT POSITIONS
                                        --------------           ---------------        NET UNREALIZED
                                UNREALIZED    PERCENT OF    UNREALIZED     PERCENT OF  PROFIT (LOSS) ON   PERCENT OF
COMMODITY INDUSTRY SECTOR      PROFIT (LOSS)  NET ASSETS  PROFIT (LOSS)    NET ASSETS   OPEN POSITIONS    NET ASSETS
-------------------------      -------------  ----------  -------------    ----------   --------------    ----------
Agriculture                      $  (29,911)    -0.06%       $   366,620      0.71%          $   336,709     0.65%
Currencies                          (28,719)    -0.06%         1,917,351      3.70%            1,888,632     3.65%
Energy                                  360      0.00%           (90,680)    -0.18%              (90,320)   -0.17%
Interest rates                     (112,359)    -0.22%            12,063      0.02%             (100,296)   -0.19%
Metals                             (210,495)    -0.41%          (317,354)    -0.61%             (527,849)   -1.02%
Stock indices                        19,763      0.04%            (3,062)    -0.01%               16,701     0.03%
                               -------------              ---------------              ------------------

Total                            $ (361,361)    -0.70%       $ 1,884,938      3.64%          $ 1,523,577     2.94%
                               =============              ===============              ==================

3.   RELATED PARTY TRANSACTIONS

     The Partnership's U.S. dollar assets are mantained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Partnership, from possesion of such assets.

     Merrill Lynch charges the Partnership Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S.
     dollar-denominated positions.

     The Partnership pays brokerage commissions to MLPF&S at a flat rate of .604 of 1% (a 7.25% annual rate) and the Partnership pays MLIM AS LLC a monthly administrative fee of .021 of 1% (a 0.25% annual rate) of the Partnership's month-end assets. Month-end assets are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, Profit Shares, Incentive Overrides or other fees or charges.

     MLIM AS LLC estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 2001, 2000 and 1999 was approximately $88, $128 and $106, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

     MLPF&S pays the Advisors annual Consulting Fees ranging up to 2.00% of the Partnership's average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions accrued with respect to such assets.

     The Partnership paid to MLIM AS LLC an Incentive Override equal to 10% of the Net New Gain, as defined, as of December 31, 2001 and will do so as of each subsequent December 31 in respect of any Net New Gain then outstanding. Such payments are also made to MLIM AS LLC from the redemption value of Units redeemed as of the end of interim months during a year, to the extent of any Net New Gain attributable to such Units when redeemed. For the year ended December 31, 2001, Incentive Override of $10,771 was accrued. No Incentive Override was accrued for the year ended December 31, 2000. For the year ended December 31, 1999, Incentive Override of $5,555 was accrued.

     The methods by which Incentive Overrides are calculated may result in certain disproportionate allocations of such fees and possible equity dilution among Partners purchasing Units at different times.

4.   ADVISORY AGREEMENTS

     The Partnership and the Advisors have each entered into Advisory Agreements. These Advisory Agreements generally renew one year after they are entered into, subject to certain renewal rights exercisable by the Partnership. The Advisors determine the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Partnership accounts, subject to certain trading policies and to certain rights reserved by MLIM AS LLC.

     Profit Shares, generally ranging from 15% to 23% of any New Trading Profit, as defined, recognized by each Advisor considered individually, irrespective of the overall performance of the Partnership, as of either the end of each calendar quarter or year and upon the net reallocation of assets away from an Advisor, are paid by the Partnership to each Advisor. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

5.   WEIGHTED AVERAGE UNITS

     The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average number of Units outstanding for the years ended December 31, 2001, 2000 and 1999 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

6.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     The nature of this Partnership has certain risks, which can not be presented on the financial statements. The following summarizes some of those risks.

     MARKET RISK

     Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit (loss) on such derivative instruments as reflected in the Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

     MLIM AS LLC has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors, calculating the Net Asset Value of the Partnership as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIM AS LLC does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, MLIM AS LLC may urge the Advisors to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that the Advisors have begun to deviate from past practice or trading policies or to be trading erratically, MLIM AS LLC's basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by the Advisors themselves.

     CREDIT RISK

     The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

     The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit, if any, included in the Statements of Financial Condition. The Partnership attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

     The Partnership, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker. Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in the Statements of Financial Condition under Equity in commodity futures trading accounts.

                            * * * * * * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                               Michael L. Pungello
                             Chief Financial Officer
                         MLIM Alternative Strategies LLC
                               General Partner of
                             ML Global Horizons L.P.